SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             FEDERATED INTERNATIONAL SMALL COMPANY
                  OPPORTUNITY FUND

Address of Principal Business Office:

                  5800 Corporate Drive
                  Pittsburgh, Pennsylvania  15237-7000

Telephone Number: 800-341-7400

Name and address of Agent for service of process:

                  John W. McGonigle, Esquire
                  Federated Investors Tower
                  Pittsburgh, Pennsylvania 15222-3779

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      YES  / X /  NO  /    /
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      Pursuant to the  requirements  of the Investment  Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Pittsburgh and Commonwealth of Pennsylvania on the 15th day of September, 2000.

                        FEDERATED INTERNATIONAL SMALL COMPANY
                        OPPORTUNITY FUND

                             /s/ J. Christopher Donahue
                        By: _______________________________
                             J. Christopher Donahue
                             Executive Vice President

        /s/ G. Andrew Bonnewell
Attest: __________________________
        G. Andrew Bonnewell
        Assistant Secretary